EXHIBIT 11

                           THE NATIONAL REGISTRY INC.
                          CALCULATION OF LOSS PER SHARE
                     (In thousands except per share amounts)

                                           FOR THE  THREE MONTHS      FOR THE  SIX MONTHS
                                                ENDED  JUNE 30,           ENDED  JUNE 30,
PRIMARY LOSS PER SHARE: (1)                  1997         1996         1997         1996
                                           -------       -------     -------      -------
Weighted average shares outstanding of
 Common Stock                               34,681        25,234      34,571       24,784
Net loss                                   ($2,106)      ($2,000)    ($3,773)     ($3,095)
                                           -------       -------     -------      -------

Preferred Stock dividend                    $  490        $    0        $490           $0

Net Loss Attributable to
  Common Shareholders                      ($2,596)      ($2,000)    ($4,263)     ($3,095)

Net loss per share                          ($0.07)       ($0.08)     ($0.12)      ($0.12)
                                           =======       =======     =======      =======

----------
(1) Net loss per common share was compiled by dividing net loss by the weighted average number of common shares outstanding during the period. Common stock equivalents, relating to convertible Series A Preferred Stock, convertible Series C Preferred stock, stock options and warrants are not included in this calculation due to their anti-dilutive effect.

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